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EXHIBIT 23.2

CONSENT OF RICHTER, USHER & VINEBERG, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-3) and related prospectus of Alpnet, Inc. pertaining to the registration of 1,152,714 shares of its common stock, our Auditors' Report dated March 3, 2000 with respect to the balance sheets of Alpnet Canada, Inc. as at December 31, 1999 and 1998 and the statements of earnings, deficit and cash flows for each of the years ended December 31, 1999 and 1998, which we have been advised is included in the Annual Report (Form 10-K) of Alpnet, Inc. for the year ended December 31, 1999 and accordingly, by reference in the Form S-3 Registration Statement filing bearing a pro-forma date of June 15, 2000.

\s\ RICHTER, USHER & VINEBERG



Chartered Accountants

Montreal, Quebec
June 15, 2000